FOR IMMEDIATE RELEASE

November 19, 2013

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey…. November 19, 2013 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 114,923 square foot industrial building located at 21200 Spring Plaza Drive, Harris County, Spring, Texas at a purchase price of $15,281,318.  The property is net-leased for 10 years to FedEx Ground Package System, Inc., a Delaware corporation. The building is situated on approximately 17 acres in the Houston MSA and is expandable by approximately 80,000 additional square feet.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this new built-to-suit distribution center for FedEx Ground. The property is situated right off the interstate and is less than one mile away from Exxon Mobil’s new world headquarters. Houston is one of our nation’s largest industrial markets and with the expansion of the Panama Canal scheduled to come on-line in 2015, we anticipate strong growth in shipments for the foreseeable future.”

“With this transaction, Monmouth has acquired five properties totaling approximately 1,122,000 square feet thus far in the first quarter of fiscal 2014. These new built-to-suit Class A industrial properties were acquired at an aggregate cost of $73,641,934. In addition to this FedEx facility, the other four single tenant properties are net-leased to The American Bottling Company – a division of Dr Pepper Snapple, Ralcorp - a division of Conagra, International Paper Company, and FedEx Ground – a division of FedEx. The lease terms are 10.5 years, 20 years, 10 years, and 10 years respectively. We are very pleased with each of these new high quality acquisitions and anticipate continued growth throughout fiscal 2014.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty industrial properties and one shopping center located in twenty-seven states, containing a total of approximately 10.7 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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